Ex. 99.h.1.F.

615 East Michigan Street
Milwaukee, WI 53202
www.usbfs.com

November 8, 2007

Jamie Kimmel
Olstein Funds
4 Manhattanville Rd.
Purchase, NY 10577

Dear Jamie:

CCO Support Fees

The U.S. Bancorp Fund Services’ CCO Support Group will be increasing its base support fee from $1,200 per service line to $2,000 per service line effective January 1, 2008. Previously, The Olstein Funds were not subject to this fee; however, this increase is necessary to help fund staff additions, the support and maintenance of our CCO portal, as well as additional external compliance review testing.

Since 2006, the CCO support group has provided assistance in the following areas:
· Annual compliance program reviews and risk assessments
· Procedure and controls documentation
· Quarterly certifications
· On-request consulting
· Inquiry and information requests via the cco@usbank.com email address
· Regulatory exam support
· CCO Due diligence visits
· Risk & Compliance testing, annual DR exercise, annual independent AML review

Additionally, the group has organized and supported the following initiatives:
· CCO forums throughout the United States
· Client CCO network
· Periodic conference calls
· Distribution of Articles of interest
· An internal audit of various areas of the Transfer Agency and Fund Accounting departments conducted by Cohen Fund Audit Services, Ltd.

Available later this year will be the results of an internal audit of the Fund Administration group conducted by Cohen Fund Audit Services, Ltd. In 2008, PricewaterhouseCoopers will perform an additional CCO review specific to the Transfer Agency. Additionally, the CCO Support Group will continue to explore ways to serve and assist our various CCOs in the oversight and implementation of their compliance programs. We hope you agree that this fee is justified and will help contribute to the continued success of our effort. Please contact me if you wish to discuss this in more detail.

Cordially,

Sue Weber
Relationship Manager

Cc: Mike Luper

Accepted and Agreed to By: /s/ James B. Kimmel
                                         Name: James B. Kimmel
                                         Title: CCO

Please fax back to 414-287-3838 by November 30, 2007